Exhibit 99.1
Chart Industries Reports 2007 Third Quarter Results
•	Net income up 75% on net sales increase of 15%

•	EPS outlook for the year revised upward
Cleveland, Ohio — November 12, 2007 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2007. Net sales for the third quarter of 2007 increased 15% to $163.7 million from $142.8 million in the third quarter of 2006. Net income for the third quarter of 2007 was $12.1 million, or $0.42 per diluted share, an increase of 75% compared with $6.9 million in the third quarter 2006.
“We were encouraged by our operating performance in the third quarter, especially in our Distribution & Storage segment despite recent industry consolidations that are impacting the U.S. market,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. Gross profit for the third quarter of 2007 was $45.4 million, or 28% of sales, versus $39.4 million, or 28% of sales, in the comparable quarter of 2006.
Mr. Thomas continued, “Our orders for the third quarter of 2007 of $175 million were very strong across all operating segments, especially after an impressive $243 million order performance in the second quarter of 2007 that included an award in excess of $100 million to our Energy & Chemicals segment from Energy World Corporation.”
Backlog at September 30, 2007 of $426.1 million increased compared with backlog of $415.3 million at June 30, 2007, and was up 64% compared with $260.0 million at September 30, 2006. “Our significant backlog growth over the last year has been mostly attributable to large liquefied natural gas (“LNG”) orders in our Energy & Chemicals segment and continued growth in the global industrial gas market,” stated Mr. Thomas.
Selling, general and administrative (“SG&A”) expenses for the third quarter of 2007 were $20.8 million, or 13% of sales, compared with $18.2 million, or 13% of sales, for the same quarter a year ago. The third quarter of 2006 included $2.3 million of net non-recurring income related to the settlement of a Hurricane Rita insurance claim for losses incurred at our Energy & Chemicals New Iberia, Louisiana manufacturing facility.
Net interest expense and financing costs amortization for the third quarter of 2007 were $5.5 million compared with $6.5 million for the same quarter a year ago. This decrease was primarily attributable to lower long-term debt outstanding as a result of $40.0 million of voluntary principal prepayments in the second quarter of 2007, partially offset by higher interest rates on our senior term debt.
Income tax expense was $4.3 million for the third quarter of 2007 and represented an effective tax rate of 26.3% compared with $3.4 million for the third quarter of 2006, representing an effective tax rate of 32.5%. This decrease in the effective tax rate in the

Exhibit 99.1
third quarter of 2007 was primarily due to the decision not to repatriate foreign excess cash to the U.S. in 2007, as originally planned. The full year effective tax rate for 2007 is now expected to approximate 31%.
Cash provided by operating activities for the nine months ended September 30, 2007 was $54.2 million. Cash generated from working capital during the third quarter of 2007 contributed significantly to this strong operating cash flow. Capital expenditures for the 2007 nine month period were $15.6 million and consisted primarily of continued strategic expansions at our Energy & Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin and our Distribution & Storage facility in China.
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 7% to $58.4 million for the third quarter, compared with $54.4 million for the same period last year. This increase was primarily due to higher sales volume for brazed aluminum heat exchangers. E&C gross profit margin increased to 22% in the third quarter compared with 19% in the same period last year. This margin improvement was primarily due to a favorable change in project mix for process systems.
Distribution & Storage (“D&S”) segment sales for the third quarter increased by 25% to $85.1 million compared with $68.0 million last year. Both bulk storage and packaged gas systems sales increased due to continued growth in the global industrial gas market, price increases to absorb continued escalating raw material costs, and to a lesser extent, foreign currency translation. D&S gross profit margin was 31% in the third quarter compared with 32% last year.
BioMedical segment sales for the third quarter decreased slightly to $20.2 million from $20.5 million for the third quarter of 2006. For the third quarter, the gross profit margin declined to approximately 30% compared to 36% for the same period last year. This decline was primarily due to higher raw material and warranty costs.
OUTLOOK
Based on backlog, operating performance to date and fourth quarter expectations, the Company is revising upward its 2007 sales outlook range to $645 million to $655 million from $620 million to $650 million. The Company is also revising upward its 2007 earnings per share (“EPS”) outlook to $1.59 to $1.63 per diluted share based on 27.5 million weighted average shares outstanding. This range excludes $7.1 million of non-cash stock-based compensation expense and $0.8 million of expenses related to the secondary offering completed in the second quarter of 2007. The Company’s EPS outlook is $1.40 to $1.44 per diluted share with this $7.9 million of expenses included.

Exhibit 99.1
The Company’s previous EPS outlook, excluding the $7.9 million of expenses and based on 27.5 million weighted average shares outstanding for the year, was $1.45 to $1.56 per diluted share. For 2008, it is currently estimated that the annual weighted average diluted shares outstanding will be approximately 29.0 million.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s international operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; and litigation and disputes involving the Company, including product liability and warranty claims. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its third quarter 2007 results on a conference call on November 13, 2007 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

Exhibit 99.1
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Access Code 22214795. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Tuesday, November 27, 2007.
For more information, click here:
http://www.b2i.us/irpass.asp?BzID=1444&to=ea&s=0
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
216-626-1216
michael.biehl@chart-ind.com

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Sales	$163,670	$142,825	$483,720	$393,032
Cost of Sales	118,280	103,385	347,213	280,492

Gross profit	45,390	39,440	136,507	112,540

Selling, general and administrative expenses	20,769	18,208	68,967	53,372
Amortization expense	2,636	4,290	8,304	11,385
Other	571	73	786	304

	23,976	22,571	78,057	65,061

Operating income (1)	21,414	16,869	58,450	47,479

Other expense (income):
Interest expense and financing cost amortization, net	5,518	6,518	18,642	20,388
Foreign currency expense (income)	(510)	(26)	(221)	(177)

	5,008	6,492	18,421	20,211

Income before income taxes and minority interest	16,406	10,377	40,029	27,268
Income tax expense	4,312	3,372	12,368	8,862

Income before minority interest	12,094	7,005	27,661	18,406
Minority interest, net of taxes	(18)	73	(77)	120

Net income	$12,112	$6,932	$27,738	$18,286

Net income per common share — diluted (2)	$0.42	$0.34	$1.03	$1.40

Weighted average number of common shares outstanding — diluted	28,665	20,398	27,021	13,107
(1) Includes depreciation expense for the three months ended September 30, 2007 and 2006 of $1,860 and $1,363, respectively, and for the nine months ended September 30, 2007 and 2006 of $5,366 and $3,866, respectively.
(2) Net income per common share — diluted for the three and nine months ended September 30, 2006 is not comparable to the same periods in 2007 because of the change in the Company’s capital structure as result of the initial public offering in July 2006 and secondary offering in June 2007.

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Nine Months Ended
	September 30
	2007	2006

Net Cash Provided by Operating Activities	$54,158	$33,489

Investing Activities
Capital expenditures	(15,575)	(13,479)
Acquisition of business, net of cash acquired	—	(15,858)
Other investing activities	(1,612)	(31)

Net Cash Used In Investing Activities	(17,187)	(29,368)

Financing Activities
Payments on revolving credit facilities or short-term debt	(750)	(2,354)
Principal payments on long-term debt	(40,000)	(55,000)
Stock offering-related proceeds	41,832	211,749
Cash dividend paid	—	(150,313)
Other financing activities	3,736	(854)

Net Cash Provided By Financing Activities	4,818	3,228

Net increase in cash and cash equivalents	41,789	7,349
Effect of exchange rate changes on cash	1,783	102
Cash and cash equivalents at beginning of period	18,854	11,326

Cash And Cash Equivalents At End of Period	$62,426	$18,777

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30,	December 31,
	2007	2006
ASSETS

Current assets	$277,675	$230,635
Property, plant and equipment, net	96,589	85,723
Goodwill	247,049	247,144
Identifiable intangible assets, net	138,322	146,623
Other assets, net	13,087	14,750

TOTAL ASSETS	$772,722	$724,875

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$146,323	$139,241
Long-term debt	250,000	290,000
Other long-term liabilities	70,653	75,900

Shareholders’ equity	305,746	219,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$772,722	$724,875

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales

Energy & Chemicals	$58,396	$54,411	$168,765	$138,075
Distribution & Storage	85,106	67,953	248,447	194,783
BioMedical	20,168	20,461	66,508	60,174

Total	$163,670	$142,825	$483,720	$393,032

Gross Profit

Energy & Chemicals	$13,087	$10,222	$34,931	$28,083
Distribution & Storage	26,221	21,813	79,497	62,791
BioMedical	6,082	7,405	22,079	21,666

Total	$45,390	$39,440	$136,507	$112,540

Gross Profit Margin

Energy & Chemicals	22.4%	18.8%	20.7%	20.3%
Distribution & Storage	30.8%	32.1%	32.0%	32.2%
BioMedical	30.2%	36.2%	33.2%	36.0%
Total	27.7%	27.6%	28.2%	28.6%

Operating Income
Energy & Chemicals	$7,392	$5,462	$17,260	$11,738
Distribution & Storage	16,627	13,491	53,817	39,605
BioMedical	2,964	4,365	12,721	12,855
Corporate (1)	(5,569)	(6,449)	(25,348)	(16,719)

Total	$21,414	$16,869	$58,450	$47,479

(1) The Corporate operating loss for the nine months ended September 30, 2007 includes $7,086 of stock-based compensation expense primarily related to the vesting of performance-based options in conjunction with the Company’s secondary stock offering in June 2007. Also, the nine months ended September 30, 2007 operating loss includes $777 of secondary offering expenses.

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September	June 30,
	2007	2007
Orders

Energy & Chemicals	$71,453	$146,447	(1)
Distribution & Storage	81,771	75,997
BioMedical	22,202	21,014

Total	$175,426	$243,458	(1)

Backlog

Energy & Chemicals	$325,717	$315,034
Distribution & Storage	90,802	92,586
BioMedical	9,534	7,653

Total	$426,053	$415,273

(1) Includes LNG order in excess of $100 million from Energy World Corporation.